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Exhibit 99(a)

Summary Compensation Table

The following Summary Compensation table includes individual compensation information on Mr. Ryan and the four other most highly paid executive officers in 2002 (collectively, the "Named Executives").

	Annual Compensation						Long-Term Compensation
							Awards	Payouts
Name and Principal Position	Year	Salary($)		Bonus($)		Other Annual Compensation($)	Stock Options	LTIP Payouts($)		All Other Compensation($)[1]
Arthur F. Ryan Chairman and Chief Executive Officer	2002 2001 2000	$ $ $	1,000,000 1,000,000 1,000,000	$ $ $	3,500,000 3,500,000 4,000,000	—	423,119	$ $ $	3,631,332 3,621,074 3,395,000	$ $ $	37,231 37,931 28,477
John R. Strangfeld, Jr. Vice Chairman, Investments Division	2002 2001 2000	$ $ $	600,000 600,000 484,038	$ $ $	2,300,000 2,500,000 2,000,000	—	136,315	$ $ $	1,749,468 1,712,050 1,493,800	$ $ $	21,231 21,931 14,521
Vivian L. Banta Vice Chairman, Insurance Division	2002 2001 2000	$ $ $	500,000 500,000 459,026	$ $ $	1,800,000 1,500,000 1,600,000	—	109,052	$ $ $	1,274,400 1,267,270 1,455,776	$ $ $	19,923 20,000 1,011,821
Mark B. Grier Vice Chairman, Financial Management	2002 2001 2000	$ $ $	500,000 500,000 489,038	$ $ $	1,600,000 1,500,000 1,500,000	—	81,789	$ $ $	1,663,800 1,393,644 1,629,600	$ $ $	20,000 20,000 5,100
Rodger A. Lawson Vice Chairman, International Division	2002 2001 2000	$ $ $	450,000 450,000 450,000	$ $ $	1,600,000 1,200,000 1,200,000	—	81,789	$ $ $	1,525,032 1,520,724 1,629,600	$ $ $	18,000 18,000 3,635

(1) Includes 2002 payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $5,231, $5,231, $7,923, $8,000 and $8,000, respectively, and (ii) employer contributions credited under the SESP in the amounts of $32,000, $16,000, $12,000, $12,000 and $10,000, respectively. For 2001, includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $4,731, $4,731, $6,800, $6,800 and $6,800, respectively, and (ii) employer contributions credited under the SESP in the amounts of $33,200, $17,200, $13,200, $13,200 and $11,200, respectively. For 2000, includes payments to Mr. Ryan, Mr. Strangfeld, Ms. Banta, Mr. Grier and Mr. Lawson of (i) employer contributions under the PESP in the amounts of $3,577, $5,100, $3,150, $5,100 and $3,635, respectively, and (ii) employer contributions credited under the SESP in the amounts of $24,900, $9,421, $8,671, $0 and $0, respectively. The amount for Ms. Banta also includes a $1,000,000 payment made pursuant to her agreement to join Prudential Financial.

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  Exhibit 99(a)